Exhibit 99.1

EcoloCap Starts Production of M-Fuel in Korea

Barrington, IL- February 6, 2013 – EcoloCap Solutions Inc. (ECOS) Michael Siegel, CEO of EcoloCap Solutions Inc. states: “First and foremost, I want to thank our shareholders who have stood by us over the past many months.  I am proud to announce that we will be producing revenue on continual bases selling a new blend of M-Fuel in Korea.

Korea is a major producer of chickens for export with approximately 3,000 chicken producers.  A test was conducted in Anseong over a three-month period on the heating of hen houses with Kerosene (the present method) and M-Fuel.  A control of 26,000-hatchling facility was heated with Kerosene.  Another facility with 24,000 hatchlings was heated with M-Fuel.  89 degrees F is critical for the ideal temperature for the best maturation of chickens.  The kerosene used to heat the chicken coups exhaust gases produce undesirable results in the maturation of chickens.  ECOS has developed a new emulsion, alternative to kerosene that is comprised of 50% kerosene, 23% methanol, 24% water and 2% our special additive.

After three months of testing in conjunction with a large chicken producer and the Chicken Producers Association in Korea we have exciting results:

	Kerosene	M-Fuel (D-20)*
Hatchlings	26,000	24,000
Feathers	Greater	Fewer
Days to market	35-37 (1.5-1.8 kG)	33(1.5-1.8 kG)
Mortality Rate	5%	3.5%
Cost per liter	$1.13	$0.69
Fuel Consumption/Unit	1.8
Temperature Maintained	89 degrees C	89 degrees C
Relative Humidity	50%	76%
*Will flow at -20 Degrees C.

The conclusion is that by using the D-20 the chicken produces save money on fuel, bring birds to market earlier, reduce mortality, and reduce cost of processing (fewer feathers).  The Chicken Producers Association is disseminating the results of this test to all its 3,000 members.  ECOS has already received over $350,000 in monthly orders just from the Anseong area where the test were held.  We are receiving new orders daily as the members of the association are receiving the test results.  ECOS is ramping up production to handle the 40 Anseong farms by September (12,000,000 liter/month).  ECOS is using local fuel distributers to distribute the D-20.  D-20 has a worldwide market as an alternative to kerosene is for the reduction of toxic emissions and costs.”

EcoloCap’s original M-Fuel is a stable emulsion of various percent’s of diesel, water and EcoloCap’s proprietary additive, which is a stabilizing, non-polluting chemical.  The final decision is based upon the customer’s needs for the final formulation.  M-Fuel is produced utilizing our Nano Processing Unit (NPU).  M-Fuel is a robust liquid emulsified fuel, with superior combustion, emission reduction and identical handling characteristics as the original diesel.  M-Fuel is fully forward and backward compatible and requires no modification to the engines.

About The Company: EcoloCap Solutions Inc. (ECOS) is focused on technology’s that utilize advanced nanotechnology to design, develop, manufacture and sell alternative energy products.  http://www.ecoloCap.com.

Forward looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

Contact:
Investor Relations:
Tel: 866-479-7041
investor@EcoloCap.com

EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
866-479-7041
info@EcoloCap.com